Exhibit 10.29

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).

Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Trademark License Agreement”) dated as of December 29, 2021, is entered into by and between Myomo, Inc., a Delaware corporation (“Licensor”) having its principal office at 137 Portland St., 4th Floor, Boston, MA 02114, USA and Jiangxi Myomo Medical Assistive Appliance Co., Ltd. (江西迈欧繆医疗辅助器具有限公司) a company incorporated under the laws of the PRC (“Licensee” or the “JV”) having its principal office at to the east of Wenchang Revenue, to the south of Weiqi Road, to the west of Kezonger Road and to the north of Weiba Road, Fuzhou High-tech Industrial Development Zone, Fuzhou, Jiangxi Province (江西省抚州市抚州高新技术产业开发区文昌大道以东、纬七路以南、科纵二路以西、纬八路以北).

WHEREAS, pursuant to the Equity Joint Venture Contract, dated as of January 21, 2021, by and between Myomo, Inc., Anhui Ryzur Medical Equipment Manufacturing, Co., Ltd. and Beijing Ryzur Medical Investment Co., Ltd. (the “JV Contract”), Licensor agrees to (a) contribute capital equal to [****] to the JV, and (b) supply the Licensee with certain hardware and software components of Licensor’s MyoPro Control System; and

WHEREAS, pursuant to that certain Technology License Agreement, dated as of December 29, 2021, by and between Myomo, Inc. and the JV (the “Technology License Agreement”), Licensor agrees to grant a Licensee a license to certain intellectual property; and

WHEREAS, subject to the terms and conditions of this Trademark License Agreement, Licensee desires and is willing to secure from Licensor, and Licensor desires and is willing to grant to Licensee an exclusive license in the Field (as defined below) and in the Territory (as defined below) in and to certain Licensed Trademarks (as defined below); and

WHEREAS, the JV Contract contemplates the entry into this License Agreement in connection with the execution of the JV Contract.

NOW, THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:

1.Certain Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the JV Contract.  The following terms shall have the meanings set forth below:

1.1“Affiliate” shall have the meaning set forth in the JV Contract.

1.2“Effective Date” shall have the meaning set forth in the Technology License Agreement

1.3“Field” shall have the meaning set forth in the Technology License Agreement.

1.4“JV Contract” shall have the meaning set forth in the Recitals hereto.

1.5“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.6“Licensed Product” means any and all products identified in Schedule B as such Schedule may be updated from time to time to include additional products that are marketed and sold by Licensor during the Term.

1.7“Licensed Trademarks” means the Trademarks listed on Schedule A hereto.

1.8“Licensee” shall have the meaning set forth in the Introductory Paragraph.

1.9“Licensor” shall have the meaning set forth in the Introductory Paragraph.

1.10“Party” means Licensee or Licensor, individually, and “Parties” means Licensee and Licensor, collectively.

1.11“Person” shall have the meaning set forth in the JV Contract.

1.12“PRC” means the People’s Republic of China.

1.13“Term” shall have the meaning set forth in Section 6.1.

1.14“Territory” means the PRC, Hong Kong S.A.R., Macau S.A.R., and Taiwan.

1.15“Third Party” means any Person other than Licensee, Licensor and their respective Affiliates.

1.16“Trademarks” means trademarks, trade names, brand names, logos, symbols, service marks and designs under trademark and similar Laws, the goodwill of the business symbolized thereby, and related registrations and applications for registration in the United States Patent and Trademark Office or in any similar office or agency anywhere in the world.

1.17“Trademark License Agreement” shall have the meaning set forth in the Introductory Paragraph hereto, and includes without limitation all schedules and attachments.

2.License Grants.

2.1License. Subject to the terms and conditions set forth in this Trademark License Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, revocable, exclusive (in the Territory and Field), fully paid-up, non-transferable (except as expressly permitted by Section 8.6), and non-sublicenseable right and license under the Licensed Trademarks, in the Field and Territory only, to use and display the Licensed Trademarks in advertising and other promotional materials (whether in traditional print or electronic format) relating to the marketing, advertising, promotion, and/or selling of any Licensed Product.

2.2Quality Standards.  The Parties acknowledge that the Licensed Trademarks have established goodwill, and acknowledge the importance of Licensor’s control over the quality of

Licensee’s use thereof so as to preserve the continued validity of the Licensed Trademarks and to protect the goodwill associated therewith.  Licensee agrees that the quality of the products and services provided by Licensee under the Licensed Trademarks and the associated advertising and promotion (including without limitation advertising and promotion collateral and materials) shall equal or exceed the standard of quality heretofore established and maintained by Licensor with respect to the same or similar products and services.  If Licensor determines that Licensee is using or displaying any Licensed Trademark in a manner that is or may be detrimental to Licensor’s interest, Licensor may issue reasonable instructions to Licensee concerning the manner, if any, in which Licensee may continue to use such Licensed Trademark.  Licensee shall promptly comply with such instructions or cease the use or display of such Licensed Trademark.

2.3Ownership. This rights granted to and obtained by Licensee as a result of or in connection with this Trademark License Agreement are license rights only, and nothing contained in this Trademark License Agreement constitutes or shall be construed to be an assignment of any or all of Licensor’s rights in the Licensed Trademarks or to permit Licensee to acquire any ownership rights in the Licensed Trademarks.  Except as expressly set forth herein, Licensor reserves all right, title and interest in the Licensed Trademark. To the extent that Licensee does acquire any ownership rights in or to any of the Licensed Trademarks, Licensee shall and does hereby assign to Licensor all such rights.  All goodwill resulting from Licensee’s use of the Licensed Trademarks shall inure to the benefit of Licensor, and Licensee shall and does hereby assign to Licensor all such goodwill.

2.4Restrictions.  During the Term and thereafter, Licensee shall not adopt, use, registered, or apply for registration any word, name, mark, symbol, other designation or trade style that in Licensor’s reasonable and sole opinion is likely to cause confusion or dilute any of the Licensed Trademarks, and Licensee shall not make any unlicensed use of trademarks or service marks which, in Licensor’s sole opinion, is confusingly similar to or dilutive of any of the Licensed Trademarks.  In addition, Licensee agrees that it shall not use any of the Licensed Trademarks in combination with any word, name, mark, symbol, other designation or trade style so as to create a composite mark.

2.5Marking.  When using any Licensed Trademark, Licensee shall comply with the marking requirements set forth on Schedule C.

3.Consideration

3.1License Fee.  The Parties agree that there shall be no monetary fee owed by Licensee to Licensor for the license of the Licensed Trademarks under this Trademark License Agreement.

4.Representations and Warranties.

4.1Licensor.  Licensor hereby represents and warrants to Licensee that as of the Effective Date:

(a)All corporate action on the part of Licensor and on the part of each of its officers and directors necessary for the authorization, execution, and delivery of this Trademark License Agreement and the performance of its obligations hereunder has been taken.

(b)This Trademark License Agreement is the legal, valid, and binding obligation of Licensor, enforceable against it in accordance with its terms.

(c)Neither the execution and delivery of this Trademark License Agreement nor the performance of the obligations contemplated hereby will: (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Licensor is a party or under which Licensor is subject or bound, (ii) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, Licensor or upon the assets, property or business of Licensor, or (iii) constitute a violation by Licensor of any applicable Law of any jurisdiction as such Law relates to Licensor or to the property or business of Licensor.

4.2Licensee.  Licensee hereby represents and warrants to Licensor that as of the Effective Date:

(a)All corporate action on the part of Licensee and on the part of each of its officers and directors necessary for the authorization, execution, and delivery of this Trademark License Agreement and the performance of its obligations hereunder has been taken.

(b)This Trademark License Agreement is the legal, valid, and binding obligation of Licensee, enforceable against it in accordance with its terms.

(c)Neither the execution and delivery of this Trademark License Agreement nor the performance of the obligations contemplated hereby will: (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Licensee is a party or under which Licensee is subject or bound, (ii) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, Licensee or upon the assets, property or business of Licensee, or (iii) constitute a violation by Licensee of any applicable Law of any jurisdiction as such Law relates to Licensee or to the property or business of Licensee.

5.Confidentiality.

5.1Neither Party may disclose any of the terms of this Trademark License Agreement to any Person without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may disclose such terms (i) to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services to such Party, or (ii) to existing and potential investors, lenders and acquirers and the accountants and advisors of any of the foregoing; provided, however, that any such recipient is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients not to disclose the terms of this Trademark License Agreement to any third party and to use such terms only for purposes of evaluating the applicable investment, loan or acquisition.

5.2In addition, this Trademark License Agreement and terms hereof may be disclosed as otherwise required pursuant to applicable law, regulation, stock market or stock exchange rule or rule of a self-regulatory organization (e.g., rules or regulations of the United States Securities and Exchange Commission, the Nasdaq or the NYSE); provided that a Party proposing to make such a disclosure as required by law, rule or regulation shall promptly inform the other Party of such proposed disclosure, shall provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, the redacted version of this Trademark License Agreement), and shall reasonably consider, consistent with applicable law, rule and regulation (including interpretations thereof), the requests of the other Party regarding confidential treatment for such disclosure.

6.Term.

6.1Term.  This Trademark License Agreement shall remain in effect in accordance with its terms until the effective date of termination of the JV Contract (which, for the avoidance of doubt, shall include any dissolution, liquidation, cessation of operations or winding up of Licensee) or the exercise of the put option by Licensor in accordance with Section 5.10 (Put Option) of the JV Contract, whichever is earlier (the “Term”).

6.2Renewal.  This Trademark License Agreement may be renewed only upon mutual written agreement between the Parties.

6.3Termination.  This Trademark License Agreement may be terminated prior to its expiration:

(a)at any time by the mutual written agreement of Licensor and Licensee; or

(b)by either Party, if the other Party breaches or defaults in any of its material obligations hereunder and such breach or default is (i) not curable, or (ii) if curable, not cured within 30 (thirty) days or such longer period as may be mutually agreed to by the Parties after written notice of such breach or default is given by the non-defaulting Party to the defaulting Party.

6.4Effect of Termination or Expiration.  Upon the termination or expiration of the Trademark License Agreement, (a) all rights and licenses granted to Licensee shall immediately cease, (b) Licensee shall immediately discontinue all use of the Licensed Trademarks, including removing all instances of the Licensed Trademarks from circulation, display or other use, and (c) Licensee shall promptly return any materials supplied to Licensee by Licensor hereunder at Licensee’s expense.  Upon termination or expiration of this Trademark License Agreement, the following Sections shall survive: 1 (Definitions), 2.3 (Ownership), 2.4 (Restrictions), 5 (Confidentiality), 6.4 (Effect of Termination), and 8 (Miscellaneous).

7.Injunctive Relief; Costs of Actions.  Notwithstanding anything to the contrary contained in this Trademark License Agreement, each of the Parties hereto acknowledges and agrees that a breach by it (or any of its Affiliates) of any of the provisions of this Trademark License Agreement would cause irreparable injury to the other Party which would not be adequately compensated by money damages.  Accordingly, in addition to any and all other rights and remedies existing, the other Party and/or its successors or assigns shall be entitled to obtain an injunction, specific performance or other appropriate equitable relief upon application to any court of competent jurisdiction in order to enforce or prevent any breach or threatened breach of this Trademark License Agreement, in each case without the requirement of posting a bond or proving actual damages.  The prevailing Party in any legal action brought by one Party against the other arising out of this Trademark License Agreement, will be entitled, in addition to any other rights it may have, to reimbursement of its costs and expenses associated with such legal action, including court costs and reasonable attorneys’ fees.

8.Miscellaneous Provisions.

8.1Notices.  Any notice, request, demand other communication required or permitted hereunder shall be (a) given in writing in English (with Chinese translation, if requested by a Party at such Party’s cost) and (b) personally delivered or mailed, by prepaid, certified mail or overnight courier, or transmitted by facsimile or electronic mail transmission (including PDF), to the Party to whom such notice or communication is directed, to the mailing address or regularly-monitored electronic mail address of such Party as follows:

If to Licensor:	Attention: Paul R. Gudonis
Address: 137 Portland St., 4th Floor, Boston,
MA 02114, USA
Email: paul@myomo.com

with a copy (which shall necessarily include a copy by email to the following and alone shall not constitute notice) to:

Goodwin Procter LLP:Attention: James Xu
Address: 100 Northern Avenue, Boston, MA 02210, USA
Email: jxu@goodwinlaw.com

If to Licensee:
Attention: REN Song
Address: 801 Zitan Building, No. 27 Jianguo Road,
Chaoyang District, Beijing, PRC
Email: david.ren@ryzur.com.cn
Telephone: +86 10 58198900

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representative.

8.2Third Party Rights.  Notwithstanding anything to the contrary in this Trademark License Agreement, the grant of rights by Licensor under this Trademark License Agreement shall be subject to and limited in all respects by the terms of the applicable Third Party agreements and arrangements pursuant to which Licensor acquired any Licensed Trademark, and all rights or sublicenses granted under this Trademark License Agreement shall be limited to the extent that Licensor may grant such rights and sublicenses under the Licensed Trademark.

8.3Captions and Gender.  The captions in this Trademark License Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Trademark License Agreement of the masculine pronoun in reference to a Party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

8.4Parties in Interest.  Nothing in this Trademark License Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Trademark License Agreement.

8.5Governing Law; Consent to Jurisdiction.

(a)All questions concerning the construction, validity and interpretation of this Trademark License Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in the State of New York.

(b)THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS TRADEMARK LICENSE AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK.  BY EXECUTION AND DELIVERY OF THIS TRADEMARK LICENSE AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.6Assignment.

(a)Licensee may not assign or transfer this Trademark License Agreement, including by operation of law or upon a change of control, without the consent of Licensor.  In the case of any such permitted assignment, the assignee assumes all responsibilities under this Trademark License Agreement.

(b)This Trademark License Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

8.7Severability.  If any term or other provision of this Trademark License Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Trademark License Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Trademark License Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.8Relationship Between Parties.  The relationship between the Parties created under this Trademark License Agreement is that of independent contractors.  With respect to the relationship created under this Trademark License Agreement, the Parties are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no relationship other than as independent contracting Parties, and neither Party shall have the power to bind or obligate the other in any manner.

8.9Entire Agreement.  This Trademark License Agreement, including the Schedules hereto, and the documents referred to herein contain the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

8.10Amendments and Waiver.  This Trademark License Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the Parties hereto, or, in the case of a waiver, the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.11Construction.  Each Party hereto agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Trademark License Agreement.  As used in this Trademark License Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation.

8.12Languages and Counterparts.  This Trademark License Agreement and its schedules are written in English languages. This Trademark License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  The delivery of a counterpart hereto by facsimile or other electronic transmission shall be deemed an original.

8.13Cooperation in Filing in the PRC. To the extent required under the PRC Trademark Law, after the Licensed Trademarks have been duly registered in the PRC State Trademark Office, the Licensor and the Licensee shall reasonably cooperate with each other to enter into standard trademark license agreement in Chinese for the Licensee to file such trademark license with the PRC State Trademark Office.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have caused this Trademark License Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

Myomo, Inc.

By:	/s/ Paul Gudonis

Name:	Paul Gudonis

Title:	Authorized Representative

Jiangxi Myomo Medical Assistive Appliance Co., Ltd. (江西迈欧繆医疗辅助器具有限公司)

By:	/s/ Ren Song

Name:	Ren Song

Title:	Legal Representative

[Signature Page to Trademark License Agreement]

SCHEDULE A

Licensed Trademarks

Mark	Class	Country	App. Filing Date	App. No.
MYOMO	10	CN	11/21/2019	37338825
MYOPRO	10	CN	11/21/2019	37338824

Sch A-1

Exhibit A to Schedule A

Exhibit A

Filing Receipt

(as attached)

Sch A-2

SCHEDULE B

Licensed Products

•	MyoPro Product Line

Mobile Arm Rehabilitation System (MARK)

Sch B-1

SCHEDULE C

Trademark Notice

A federally registered trademark should carry both of the following forms of notice:

°

The symbol ® placed on the “shoulder” or the “heel” of the trademark, as in [MARK]®.  Alternatively, an asterisk placed on the shoulder of the trademark with a footnote reading “Registered in the U.S. Patent and Trademark Office” or “Reg. U.S. Pat. & Tm. Off.”

°

A notation that the trademark is owned by Licensor, as in:  “[MARK] is a registered trademark of Licensor”.  You may place this type of notation on the page where the trademark appears.  When a brochure refers to several different products, an alternative is to place this sentence at the front or back of the brochure.  “The following are trademarks of Licensor:      (list of trademarks) “ .

When the trademark has not been federally registered, give one or more of the following forms of notice:

°	An asterisk placed on the shoulder of the trademark with a footnote reading “Trademark of Licensor”

°	The initials “SM” on the shoulder or heel of the mark, e.g. [MARK]SM.

°

A notation or legend that Licensor claims trademark rights, as: “[MARK], and [MARK] plus the [MARK] design are trademarks of Licensor”  Place this legend in the same location as for registered trademarks.

Sch C-1